Via Facsimile and U.S. Mail
Mail Stop 6010


June 17, 2005


Mr. James L. Herbert
President, Chief Executive Officer, Director
Neogen Corporation
620 Lesher Place
Lansing, Michigan  48912

Re:	Neogen Corporation
	Form 10-K for the fiscal year ended May 31, 2004
	File No. 000-17988

Dear Mr. Herbert:

	We have completed our review of your Form 10-K and have no further comments at this time.

								Sincerely,


								Jim Atkinson
								Branch Chief
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James L. Herbert
Neogen Corporation
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